Exhibit 21.1

AMAG Pharmaceuticals, Inc.

Subsidiaries of the registrant

AMAG Pharmaceuticals Canada Corporation, a Nova Scotia unlimited liability company

AMAG Europe Limited, a UK private limited company

AMAG Securities Corporation, a Massachusetts corporation

Lumara Health Inc., a Delaware corporation

FP1096, Inc., a Pennsylvania corporation

Lumara Health IP Ltd., a Delaware corporation

Drugtech Sárl, a Swiss company

Lumara Health Services Ltd., a Missouri corporation

K-V Pharmaceuticals Company Limited, a UK private limited company

K-V Discovery Solutions, Inc., a New York corporation